                                                                      Exhibit 11


                     BED BATH & BEYOND INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                               THREE MONTHS ENDED

                                                                May 31,            May 26,
                                                                 1997               1996
                                                                 ----               ----
Weighted average number of shares outstanding                 68,628,505         68,193,239

Dilutive effect of common equivalent shares
    (stock options) outstanding                                2,071,706          2,286,240
                                                             -----------        -----------

Weighted average number of shares and dilutive common
    equivalent shares (stock options) outstanding             70,700,211         70,479,479
                                                             ===========        ===========

Net earnings                                                 $ 9,907,000        $ 7,714,000
                                                             ===========        ===========

Net earnings per share                                       $       .14        $       .11
                                                             ===========        ===========





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